Exhibit 2.A

                                                               Conformed Copy

                                PLAN OF MERGER


         PLAN OF MERGER, dated as of October 22, 1998 between
CHRYSLER FINANCIAL CORPORATION, a Michigan corporation ("Financial"), and CHRYSLER FINANCIAL COMPANY L.L.C., a Michigan limited liability company ("LLC") ("Plan of Merger").

                                   PREAMBLE

         WHEREAS, the parties hereto desire that Financial merge into LLC, with LLC being the surviving entity, upon the terms and conditions herein set forth (the "Merger");

         WHEREAS, the outstanding capital stock of Financial consists of 250,000 shares of Common Stock, par value $100 per share, all of which are issued and outstanding and entitled to vote on this Plan of Merger;

         WHEREAS, the outstanding capitalization of LLC consists of $100,000 and Financial, as sole member of LLC, is entitled to vote on this Plan of Merger;


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         WHEREAS, Financial desires to change its form of organization from a
Michigan corporation to a Michigan limited liability company;

         WHEREAS, it is the express intention of Financial and LLC that Chrysler Corporation, a Delaware corporation ("Chrysler"), as the sole shareholder of Financial, become the sole member of LLC as a result of the Merger and this Plan of Merger; and

         WHEREAS, Financial desires to generally accomplish such changes by merging into LLC in accordance with the procedures and subject to the terms and conditions of this Plan of Merger.


NOW, THEREFORE, the parties agree as follows:

                                  ARTICLE I

                                    MERGER

         1.1 Merger and Surviving Company. At the Effective Time (as such term is defined in Section 1.2), Financial shall be merged into LLC in accordance with Section 705(a) of the Michigan Limited Liability Company Act and Section 736 of the Michigan Business Corporation Act, and the separate existence and organization of Financial shall cease. LLC shall be the surviving entity (herein sometimes referred to as the "Surviving


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Entity") and shall continue its existence under the laws of the State of
Michigan and shall succeed to all property (real, personal, and mixed), rights, assets, liabilities, and obligations of Financial in consideration for a corresponding increased membership interest of Financial in LLC, which membership interest is received by Chrysler upon the Merger. The street address of the Surviving Entity's principal place of business is 27777 Franklin Road, Southfield, Michigan 48034 and the Surviving Entity shall be a Michigan limited liability company.

         1.2. Effective Time. The merger of Financial into LLC shall become effective as of the close of business on October 25, 1998 (the "Effective Time").

         1.3 Elimination of Unknown Shareholders. Chrysler is the sole shareholder of Financial and shall be the only person to receive a membership (or other equity) interest in LLC. Any other person claiming to be a shareholder of Financial in addition to Chrysler, or claiming any other equity interest in Financial, shall receive no membership (or other equity) interest in LLC, and shall be entitled solely to monetary compensation in an amount equal to the fair market value of the stock or other equity in Financial.

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                                  ARTICLE II
                ARTICLES OF ORGANIZATION; OPERATING AGREEMENT;
                              MANAGERS; OFFICERS

         2.1 Articles of Organization. The Articles of Organization of LLC in effect immediately prior to the Effective Time shall continue as the Articles of Organization of the Surviving Entity without amendment or modification.

         2.2 Operating Agreement. The Amended and Restated Operating Agreement of LLC in effect immediately prior to the Effective Time shall continue as the Amended and Restated Operating Agreement of the Surviving Entity without amendment or modification. The Amended and Restated Operating Agreement may be amended at any time by the Member as prescribed in Section
8.1 thereof.

         2.3 Managers and Officers. The managers and officers of LLC immediately prior to the Effective Time shall continue as the managers and officers of the Surviving Entity, to hold office subject to the Articles of Organization and the Amended and Restated Operating Agreement of the Surviving Entity and the Michigan Limited Liability Company Act.

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                                 ARTICLE III
                        CONVERSION OF SHARES OF STOCK

         3.1 Conversion of Common Stock of Financial. The total aggregate net worth of Financial at the Effective Time shall be converted into an additional capital amount of the Surviving Entity and the common stock of Financial shall be retired and Chrysler Corporation, the holder of the common stock of Financial, shall, at the Effective Time, become the sole member of the Surviving Entity, replacing Financial as the sole member, and no cash or securities or other property shall be issued in respect of such amount.

                                  ARTICLE IV
                                MISCELLANEOUS

         4.1 Termination. This Plan of Merger and all obligations hereunder may be terminated and abandoned at any time prior to the Effective Time by the mutual consent of the Board of Directors of Financial and the managers of LLC.

         4.2 Counterparts. This Plan of Merger may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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         IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed by its duly authorized officers as of the date first above written.


ATTEST:                                CHRYSLER FINANCIAL CORPORATION

By: /s/ B. C. Babbish                  By: /s/ D. L. Davis
   -------------------                     ----------------------------
                                           Name: D. L. Davis
                                           Title: Chairman of the Board


ATTEST:                                CHRYSLER FINANCIAL COMPANY L.L.C.

By: /s/ B. C. Babbish                  By: /s/ D. L. Davis
   -------------------                     ----------------------------
                                           Name: D. L. Davis
                                           Title: Chairman of the Board


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